UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

Date of report (Date of earliest event reported): October 2, 2012 (October 2, 2012)

MOBILE MINI, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12804	86-0748362
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7420 South Kyrene Road, Suite 101 Tempe, Arizona		85283
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 894-6311

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the follow provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

President and Chief Executive Officer Steps Down

On October 2, 2012, the Board of Directors (the “Board”) of Mobile Mini, Inc. (the “Company”) and Steven G. Bunger, President and Chief Executive Officer of the Company, announced a transition of leadership of the Company, pursuant to which Mr. Bunger will step down as a member of the Board and as President and Chief Executive Officer of the Company effective as of December 31, 2012. In connection with his impending departure, Mr. Bunger and the Company have entered into a Separation Agreement and General Release of all Claims, dated October 1, 2012 (the “Separation Agreement”), a copy of which is attached hereto as Exhibit 10.1. Pursuant to his Employment Agreement and the Separation Agreement, Mr. Bunger will receive the following benefits:

•	a lump sum cash payment of approximately $2.6 million, payable six months after his separation of service;

•	the accelerated vesting of his 2009 performance based restricted stock grant;

•	the accelerated vesting of all of his time-based restricted stock grants;

•

the accelerated vesting of all of his time-based and performance-based stock options, with the right to exercise certain options for a period of 18 months following the effective date of his departure;

•	a consulting fee of $100,000 for certain consulting services post-separation, payable six (6) months following his departure; and

•	certain other benefits as set forth in the Separation Agreement.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by the full text of the Separation Agreement filed herewith as Exhibit 10.1 and incorporated herein by reference. The terms of the Separation Agreement are consistent in material respects with the treatment of Mr. Bunger’s departure as a termination without Cause under the terms of his Amended and Restated Employment Agreement with the Company dated May 28, 2008, as amended by that certain 2009 Amendment to Amended and Restated Employment Agreement with the Company effective as of January 1, 2009 (the “Employment Agreement”).

On October 2, 2012, the Company issued a press release announcing the transition in leadership and Mr. Bunger’s impending departure. A copy of that press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Formation of Search Committee

The Company’s Board of Directors has formed a Search Committee to identify and recruit Mr. Bunger’s successor. The Search Committee has engaged the services of Heidrick & Struggles, a globally recognized search firm, to assist it in this process. External as well as internal candidates will be considered in this search.

Formation of Executive Committee

The Board has also formed an Executive Committee to work with Mr. Bunger and the management team throughout the transition period. The new CEO is expected to be in place at the time of Mr. Bunger’s departure or shortly thereafter, which will be effective as of December 31, 2012.

At the time of Mr. Bunger’s departure, the Company’s lead independent director, Michael Watts, will assume the role of Chairman of the Board. Mr. Watts has been a member of Mobile Mini’s Board of Directors since 2002 and its lead director since 2005. Mr. Watts founded Sunstate Equipment Co., LLC in 1977, where he serves as Executive Chairman. Sunstate Equipment Co., LLC is one of the largest independently owned construction equipment rental companies operating in the United States, and currently has 54 locations in nine states. Mr. Watts co-founded specialty equipment rental companies Underground Safety Equipment, LLC in 2011, and Water Movers Equipment Company in 2002. Mr. Watts also founded specialty equipment rental company Trench Safety Equipment Company and served as its Chairman from 1987 until the company was sold in 1998.

Item 8.01.	Other Events.

The disclosure provided in Item 5.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibits

10.1	Separation Agreement and General Release of all Claims between the Company and Steven G. Bunger

99.1	Press Release Dated October 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 2, 2012

MOBILE MINI, INC.

By:	/s/ Christopher J. Miner
Name: Christopher J. Miner
Title: Senior Vice President and General Counsel